Exhibit(a)(1)(K)
Final information session invitation email
Subject: final information session re: Exchange Offer
We will be hosting the last information session about the Exchange Offer on Thursday, June 11.
Please RSVP via email if you would like to attend.
Date and Time:
Thursday, June 11, 2009 @ 08:30 MDT/15:30 GMT/16:30 CET
Below are the instructions for joining the online meeting.
To join the online meeting
1. Go to
2. Log in to your account.
3. Click “Start Now”.
4. Follow the instructions that appear on your screen.
To join the teleconference only
Conference toll-free phone number:
Conference toll/international phone number:
Attendee access code:
For assistance
1. Go to
2. Click “Assistance”.
3. Click “Help” or “Support”.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE AWARDS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFERING DOCUMENT DATED MAY 19, 2009 OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFERING DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.